EXHIBIT 10(xxvi)

EMPLOYMENT AGREEMENT

BETWEEN

Stanley Doors France SAS, a “société par actions simplifiée” whose registered office is located at rue Auguste Jouchoux, ZI de Trepillot, 25000 Besançon, France, registered with the Registry of Trade and Companies of Besançon under number 307 104 315 (the “Company”), represented by Mrs. Corinne Herzog, President, duly authorised for the purposes hereof,

AND

Thierry Paternot, whose address is 59 avenue de la Bourdonnais, 75007 Paris, France (the “Executive”),

IT IS HEREBY AGREED THAT:

ARTICLE 1 - JOB DESCRIPTION

The Executive shall be employed by the Company as a senior executive (not as corporate officer) in the capacity of “President-Europe” for The Stanley Works’ tool’s business in Europe (“The Stanley Works Europe”). He shall also exercise the functions of “President and CEO” (Président-) of Facom SAS.

In his capacity as the chief executive officer of The Stanley Works Europe, the Executive shall be responsible for leading and coordinating the activities of The Stanley Works Europe. In his capacity as President and CEO of Facom SAS, the Executive shall manage Facom SAS and ensure the smooth running of its corporate bodies. The Executive shall also perform such other tasks that are normally attached to his positions or specifically assigned to him.

The Executive shall perform his functions under the authority and within the instruction scope he is provided with by the chief executive officer of The Stanley Works currently Mr. Lundgren or to any other manager designated by the Company for this purpose.

The Executive agrees to devote all of his attention and energies to the performance of the duties assigned to him and the development of the activities and promotion of the interests of The Stanley Works Europe and Facom SA. He shall perform such duties faithfully, diligently and to the best of his abilities and subject to such laws, rules, regulations and policies from time to time applicable to the Company’s employees. The Executive agrees to refrain from engaging in any activity that does, will or could reasonably be deemed to conflict with the best interests of The Stanley Works and Affiliates.

This agreement is governed by the National Collective agreement for Metallurgy (“Convention Collective Nationale de la Métallurgie n°650”) (the “Collective Agreement”).

ARTICLE 2 - EXCLUSIVITY

The Executive formally declares that he is not bound to any other company, that he has left his previous employer free from all obligations and that he is not presently subject to any non-competition clause whatsoever.

The Executive undertakes to devote all his work time and effort for the exclusive benefit of the Company and he may therefore not exercise any other professional activity throughout the duration of this agreement without the prior written express approval of the Company.

ARTICLE 3 - DURATION OF AGREEMENT

This agreement is entered into for an indefinite duration starting on the date of the acquisition of Facom SA by the Company or its affiliates (the “Closing Date”), without any trial period.

The Executive’s length of service shall be computed for all purposes, other than for a termination of employment, as from December 1st, 2002, which is the date on which he commenced employment with the Facom SA group.

Each of the parties shall have the right to terminate this agreement at any time, subject to a prior written notice of six (6) months.

The parties hereby acknowledge and agree that The Stanley Works and the Company have agreed to grant the Executive stock options, inter alia, to serve as a severance package. Therefore, any severance payment the Executive may be entitled to under the Collective Agreement and/or French law shall be considered as included into the gains made under the stock options granted under this Agreement.

ARTICLE 4 - REMUNERATION

4.1 The Executive will be paid, in remuneration for his activities, an annual gross base salary equal to two hundred and thirty thousand Euros (€230,000), which shall be paid to him in twelve monthly instalments.

4.2 To take into account the importance of the travels that the Executive shall be required to make and given the constraints associated with these travels and their frequency, the Executive is entitled to a travel allowance (“prime d’expatriation”). This allowance shall be proportionate to the number of travel days abroad per year. The travel allowance, to which the Executive is entitled, shall be of one thousand Euros (€1,000) on average per day spent abroad in relation to his professional duties as Executive and will be subject to the legal applicable provisions, namely those of Article 81 A II of the French Tax Code.

4.3 The Executive shall be entitled to an annual bonus depending on the attainment of performance targets. The targets shall be based on the agreed business plan, as revised as the case may be in light of the economic circumstances. The bonus payable for a given year shall be equal to a maximum of seven hundred fifty thousand Euros (€750,000) per year upon achievement of 100% of the targets. The bonus for a year, if payable, shall be paid in or prior to March of the following year.

4.4 All the elements of remuneration cited above shall be subject to deduction of the employee’s share of social security, supplemental retirement, invalidity and death, unemployment insurance contributions, and CSG and CRDS, and any other applicable withholding.

4.5 It is expressly agreed that any premium or bonus that may be granted by the Company, other than that granted in 4.2 and 4.3 above shall not be part of the remuneration and shall always remain a revocable grant.

ARTICLE 5 - STOCK OPTIONS

The Executive shall be granted two hundred thousand (200,000) stock options of The Stanley Works on the later to occur of (i) the Closing Date or (ii) January 1st, 2006. Such options shall be granted pursuant to the terms of the stock option certificate set forth in Exhibit A to this agreement. In respect of such stock options, the Executive hereby undertakes to meet any and all obligations necessary to be entitled, and allow the Company and The Stanley Works to be entitled, to the benefit of favorable tax and social security treatment provided by Articles 80 bis and 163 bis C of the French Tax Code and by the second paragraph of Article L. 242-1 of the French Social Security Code, as such may be amended or succeeded from time to time.

ARTICLE 6 - SHARES

The Executive shall be granted free shares (restricted stock) of The Stanley Works on the later to occur of (i) the Closing Date or (ii) January 1st, 2006 with a value of one million five hundred thousand Euros (€1,500,000). The number of such shares that the Executive shall be entitled to retain, if any, shall be determined in accordance with the terms and conditions of Long Term Performance Award Program (the “Program”) under The Stanley Works’ 1997 or 2001 Long Term Incentive Plans, as amended, for the 2006-2008 performance period as soon as reasonably practicable after the completion of such period. It is the intention of the parties that the general terms and conditions of the Program that apply to the Executive shall operate in the same manner as apply to other senior The Stanley Works executives, but that the Program shall be modified to provide for the initial grant of actual shares in order to achieve favorable tax treatment and to comply with French tax and legal requirements.

Attached as Exhibit B is a description of the 2005-2007 Program. The Company and The Stanley Works expect the 2006-2008 Program to be similar, but retain the right to modify the Program in any manner except that, with respect to the Executive, such modifications shall not be inconsistent with the following: (i) if threshold, target or maximum performance is achieved under the Program, the Executive shall be entitled to retain, respectively, one-third (1/3), two-thirds (2/3) and one hundred percent (100%) of the shares granted to him pursuant the Program for the 2006-2008 performance period; (ii) for performance between these benchmarks, the number of shares the Executive shall be entitled to retain shall be pro rated in the manner as apply to other The Stanley Works executives; (iii) the free shares granted pursuant to this Article 6 shall be granted in book entry form and shall not be entitled to receive any dividends or enjoy voting rights until the number of shares the Executive is entitled to retain has been determined in accordance with the Program for the 2006-2008 performance period.

In respect of the shares to be granted pursuant to the Program, the Executive hereby undertakes to meet any and all obligations necessary to be entitled, and allow the Company and The Stanley Works to be entitled, to the benefit of favorable tax and social security treatment provided by Articles 80 quaterdecies and 200 A. bis of the French Tax Code and by the second paragraph of Article L. 242-1 of the French Social Security Code, as such may be amended or succeeded from time to time.

ARTICLE 7 - PLACE OF WORK

The Executive’s place of work shall be in Ile de France.

In addition, it is expressly understood and agreed that the Executive will be required to travel in France, Europe or overseas in fulfilment of his duties as reasonably required.

ARTICLE 8 - WORKING TIME

The Executive’s remuneration, as defined in Article 4 above, which was agreed upon in light of both the special nature of the functions assigned to him and the importance of his responsibilities, will remain independent of the time that the Executive, who benefits from the largest autonomy in the organization of his working time, will devote to the performance of his functions.

Regarding both his remuneration and the importance of his responsibilities, the Executive shall be considered as a key executive (“cadre dirigeant”) in accordance with the provisions of article L. 212-15-1 of the French Labor code and therefore he will not be governed by most of the legal and conventional rules on working hours.

ARTICLE 9 - EXPENSES

The Executive shall be reimbursed his reasonable business expenses actually incurred in carrying out his duties, upon presentation of the relevant receipts and in conformity with the Company’s expense reimbursement policy.

ARTICLE 10 - COMPANY CAR

The Company will provide the Executive with an automobile of the type Volvo S80 with a driver for use in the execution of his duties, which shall remain the Company’s property. The automobile is provided for business use. The Executive is, however, authorized to make personal use of the vehicle outside the execution of his duties, on condition that he pays for the fuel expenses that correspond to such personal use.

The personal use of the company car shall be deemed a benefit in kind, subject to the applicable social security contributions and tax applicable within the Company.

Subject to the submission of adequate invoices and receipts and a record of the kilometers effected, the Company shall reimburse the Executive for the petrol and maintenance costs incurred for business use, in accordance with the Company’s internal rules and rates.

Insurance costs relating to coverage of professional risks shall be paid for by the Company, which shall subscribe a fully comprehensive insurance policy. In the event of an accident, the Executive shall inform the management within a maximum period of 48 hours and shall comply with the law and the provisions contained in the insurance policy, so that the liability of the Company shall not be engaged in any respect whatsoever. The Executive represents that he holds a valid driving license as of the date hereof, and expressly undertakes to notify the Company of any suspension measures to which he may be subject.

Subject to a one-month prior notice, the Company is entitled to withdraw the car for the Company’s needs. The vehicle must also be returned in the event of the termination of the Executive’s employment agreement for whatever grounds whatsoever and from the moment of the effective cessation of his duties.

ARTICLE 11 - SOCIAL BENEFITS

The Executive shall benefit from all retirement and insurance benefits granted by the Company, including inter alia a supplemental medical insurance of the type currently provided to the Executive by Gras Savoye.

ARTICLE 12 - PAID VACATION

The Executive shall be entitled to vacation as provided by law and by the Collective Bargaining agreement. Holiday periods shall be set by agreement between the Company and the Executive, taking into account business requirements.

ARTICLE 13 - CONFIDENTIALITY

The Executive shall not, directly or indirectly, either during the period of his employment or after the termination thereof, give, procure or supply, in any manner whatsoever, to any person, firm, association or company, the name or address of any client of The Stanley Works or company controlled by, controlling, or under common control with The Stanley Works, including but not limited to the Company and Facom SA (“The Stanley Works and Affiliates”), or any trade secret or confidential information concerning the business of The Stanley Works and Affiliates and their personnel, except with the written authorization of a representative of The Stanley Works.

Information which is considered confidential includes, in particular, all technical, commercial or financial information (whether or not this information is recorded in a written document or in any other medium) which relates to The Stanley Works, its subsidiaries, shareholders or representatives.

ARTICLE 14 - NON-SOLICITATION UNDERTAKING

The Executive undertakes, for a period of two (2) years as from the date of his actual departure from the Company not to propose to any person who was, at the time of the Executive’s actual departure or during the twelve (12) months preceding his departure, an employee of The Stanley Works and Affiliates, or to attempt by any means, directly or indirectly, to persuade or incite this person to accept another employment or to leave The Stanley Works and Affiliates.

ARTICLE 15 - RETURN OF DOCUMENTS AND INFORMATION

On the day of the termination of his responsibilities in the Company, the Executive shall promptly return any material or assets in whatever form which have been put at his disposal by The Stanley Works and Affiliates, including the company car, together with all written documents or recordings containing confidential information as described above.

ARTICLE 16 - NON-COMPETITION

Given the extreme sensitiveness of the know-how and technical and commercial information to which the Executive has access in the framework of his functions and the extremely competitive nature of the activities of The Stanley Works and Affiliates, the parties expressly agree on the necessity of a non-compete obligation in order to protect the legitimate interests of The Stanley Works and Affiliates. Moreover, the Executive understands that in light of his training, this provision does not hinder his capacity to find a new position.

In the event this agreement is terminated by either of the parties, for any reason whatsoever, the Executive expressly undertakes not to enter the service of another company or division of a company in the European Union manufacturing or selling products or services that could compete with those of The Stanley Works and Affiliates, to create in the European Union a firm of the same type or to participate directly or indirectly therein in any capacity.

For this purpose, the Executive undertakes, in particular, for any product or service that might compete with the products or services of The Stanley Works and Affiliates, not to visit or contact their clients or to deal with any individual or company that was a client of The Stanley Works and Affiliates and with whom the Executive was in contact at any time during the three (3) years preceding his actual departure from the Company.

It is expressly agreed that the performance of this clause is limited to a period of one year, renewable one time at the Company’s option for an additional year, as from the date of the Executive’s actual departure from the Company.

During this period of non-competition, the Executive will receive a monthly indemnity corresponding to 60% of his average monthly salary received over the last 12 months preceding the termination of the employment agreement, it being understood that this indemnity will be subject to social security contributions.

It is agreed that, in any case, the Company shall be entitled waive this clause, provided however that it informs the Executive thereof by registered letter with return receipt requested within the eight (8) days following the notification of the termination of the employment agreement.

The parties expressly agree that each restriction mentioned above applies and must be interpreted independently from the others so that if one of the restrictions is considered void, the others will remain in force and produce their effect.

ARTICLE 17 - PENALTY CLAUSE

Any violation of the provisions stipulated in articles 2 (exclusivity), 13 (confidentiality), 14 (non-solicitation) and 16 (non-competition) above shall be sanctioned by the payment of an indemnity at least equal to the remuneration received by the Executive during the last six months of the existence of this agreement, although the Company reserves the right to prove a greater prejudice and to obtain the cessation of the violation and obtain compensation by all legal means.

ARTICLE 18 - GOVERNING LAW - COMPETENT COURTS - ASSIGNMENT

This agreement is governed by French law, both with respect to its performance and its termination. Any dispute relating hereto shall be subject to the exclusive jurisdiction of the French courts. The Company may assign this agreement to any French affiliate of The Stanley Works.

ARTICLE 19 - ENTIRE AGREEMENT

This agreement replaces and supersedes any prior oral or written agreement or statement with respect to the terms of the Executive’s employment with the Company.

Executed in two (2) originals, on _____________
For the Company by Mrs. Corinne Herzog, President	The Executive

STANLEY DOORS SAS
24 rue Jouchoux
25009 Besançon

Thierry Paternot 59 Avenue de la Bourdonnais 75007 Paris

February 18 2006

Sir,

Following our various discussions related to the remuneration described in your works contract dated 15 February 2006.

We hereby gladly confirm that the components of your remuneration as provided in sections 4.1 and 4.2 of your works contract, including your remuneration as corporate officer and President of Facom SAS will not, cumulatively, give rise to an annual gross remuneration of less than five hundred thousand Euros (500 000€), nor be of more than such amount.

As a matter of form, we thank you for sending us a copy of this document with your approval and signature.

Sincerely yours

Corinne Herzog	Thierry Paternot
President